Exhibit 99.1
NEWS RELEASE

Media contact:	Amy Richardson, Director of Communications, (701) 451-3580 or (866) 410-8780
Investor contact:	Loren Hanson, Director of Shareholder Services, (218) 739-8481 or (800) 664-1259

For release: August 4, 2008	Financial Media
Otter Tail Corporation Announces Second Quarter Earnings; Lowers 2008 Earnings Guidance; Board of Directors Declares Dividend
FERGUS FALLS, Minnesota — Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the quarter ended June 30, 2008.
      Highlights
•	Second quarter revenues of $323.6 million compared with $305.8 million for the second quarter of 2007.

•	Consolidated net income of $3.5 million for the second quarter of 2008 compared with $16.1 million for the second quarter of 2007.

•	Diluted earnings per share of $0.11 for the second quarter of 2008 compared with $0.53 for the second quarter of 2007.
     Announcements
•	On May 21, 2008 the North Dakota Public Service Commission (NDPSC) approved Otter Tail Power Company’s request for a Renewable Resource Cost Recovery Rider.

•	On July 30, 2008 the corporation replaced its $75 million line of credit used for electric utility operations with a new three-year $170 million line of credit subject to renewal on July 30, 2011.

•	On August 1, 2008 the Minnesota Public Utilities Commission (MPUC) issued an order granting Otter Tail Power Company a 2.9% increase in Minnesota retail electric rates.

•	On August 4, 2008 the Board of Directors declared a quarterly common stock dividend of 29.75 cents per share payable September 10, 2008 to shareholders of record on August 15, 2008.

•	The Board also declared quarterly dividends on the corporation’s four series of preferred stock, payable August 30, 2008 to shareholders of record on August 15, 2008.

•	The corporation is revising its 2008 diluted earnings per share guidance to be in the range of $1.40 to $1.65 from its previously announced range of $1.75 to $2.00.

CEO Overview
“A number of factors adversely affected earnings and caused the second quarter to fall short of expectations, including challenges in our manufacturing segment and the impact of a rate case decision in Minnesota,” said John Erickson, president and chief executive officer of Otter Tail Corporation.
Erickson noted that quarterly results in manufacturing declined due to disappointing results at waterfront equipment manufacturer ShoreMaster and wind tower manufacturer DMI Industries. “ShoreMaster’s results were affected by reduced sales in a difficult economy and the closing of its California production facility following the completion of a major marina project. But the biggest impact in this segment came from DMI,” he said. “Essentially, we are experiencing significant growing pains at DMI as the company ramps up at its newer locations and continues to integrate new customers. DMI is our fastest-growing company and a leader in the flourishing wind energy industry. This will be a year of expanding production capabilities, not one of record-breaking results. However, we see great potential in 2009 and beyond as DMI continues to increase output across its production locations.”
The outcome of Otter Tail Power Company’s rate case in Minnesota also affected second quarter results. “The approved rate increase was lower than interim rates in effect since the end of November 2007. Minnesota retail customers will receive a rate refund with interest, and the projected refund was recorded as a liability in the second quarter,” he said. “In addition, we are seeing the impact of higher energy and fuel costs on the results at our food ingredient and transportation businesses.
“Although we expect improved earnings in the second half of 2008, we do not expect to make up the second quarter shortfall and reach the 2008 earnings guidance set forth last quarter. Therefore, given the second quarter results and uncertainty with economic conditions for the balance of the year, we are lowering earnings per share guidance to a range of $1.40 to $1.65 from our previous guidance of $1.75 to $2.00,” Erickson said.
“Overall we are pleased with our long-standing diversification strategy and the opportunities that have emerged in both our electric and nonelectric businesses. We are experiencing growth in the core electric business in 2008. Beyond 2008, we see significant growth prospects in our nonelectric business as well, particularly at DMI Industries. Despite some recent growing pains at DMI, we are investing to position our company to capitalize on the strong opportunity ahead in the wind industry.”

Segment Performance Summary
Electric
The electric segment recorded revenues of $68.7 million and net income of $3.3 million in the quarter ended June 30, 2008 compared with revenues of $70.6 million and net income of $5.1 million in the quarter ended June 30, 2007. The decrease in electric revenues was due to a $5.4 million decrease in net revenues from energy trading activities offset by increases in revenues of $1.9 million from retail sales of electricity and $1.5 million from wholesale electricity sales.
Net gains from energy trading activities, including net mark-to-market losses and gains on forward energy contracts, were $1.2 million for the quarter ended June 30, 2008 compared with $6.6 million for the quarter ended June 30, 2007. Net gains from energy trading contracts settled in the second quarter of 2008 were $1.3 million compared with $3.2 million in the second quarter of 2007. Trading volumes were higher but profit margins on trades were significantly lower in the second quarter of 2008 compared to the second quarter of 2007. Additionally, second quarter 2007 energy trading revenues included the reversal of a $1.7 million refund accrual recorded in the first quarter of 2007. Net mark-to-market gains on forward energy contracts decreased by $3.5 million between the quarters, mainly as a result of second quarter 2008 reductions in unrealized mark-to-market gains that were recognized on open contracts in the first quarter of 2008.
In an order issued by the MPUC on August 1, 2008 Otter Tail Power Company was granted an increase in Minnesota retail electric rates of approximately 2.9%, compared with a requested increase of approximately 6.7%. The MPUC approved a rate of return on equity of 10.43% on a capital structure with 50.0% equity. An interim rate increase of 5.4% went into effect on November 30, 2007. Otter Tail Power Company will refund Minnesota customers the difference between interim rates and final rates, with interest. Amounts refundable totaling $2.2 million have been recorded as a liability on the corporation’s consolidated balance sheet as of June 30, 2008.
The increase in retail revenues reflects $1.5 million in North Dakota Renewable Resource Cost Recovery Rider revenue accrued in the second quarter of 2008 and a 2.7% increase in retail kilowatt-hour (kwh) sales related to a 24% increase in heating degree days. Revenues of $1.5 million in the second quarter of 2008 related to a 5.4% interim rate increase in Minnesota were more than offset by the $2.2 million Minnesota interim rate refund accrual. Wholesale electric revenues from company-owned generation were $4.9 million for the quarter ended June 30, 2008 compared with $3.5 million for the quarter ended June 30, 2007 as a result of a 37.5% increase in wholesale kwh sales combined with a 3.1% increase in the price per kwh sold. The increase in wholesale kwh sales was facilitated by a 1.9% increase in total kwhs generated. Electric operating and maintenance expenses increased $1.1 million mainly as a result of expenses incurred in the second quarter of 2008 to repair and maintain the Hoot Lake Plant Unit 2 generator turbine. Depreciation expenses increased $1.6 million as a result of recent capital additions, including new wind turbines.
Plastics
The plastics segment recorded revenues of $40.6 million and net income of $0.7 million in the quarter ended June 30, 2008 compared with revenues of $39.5 million and net income of $3.4 million in the quarter ended June 30, 2007. The increase in revenues was primarily due to an increase in polyvinyl chloride (PVC) pipe prices. The decrease in net income was due to increases in PVC resin costs.
Manufacturing
The manufacturing segment recorded revenues of $120.3 million and net income of $1.4 million in the quarter ended June 30, 2008 compared with revenues of $104.8 million and net income of $5.3 million in the quarter ended June 30, 2007. DMI Industries, Inc. recorded an increase of $13.0 million in revenue due to increased production, but continued start-up costs incurred in the second quarter of 2008 of $2.0 million at DMI’s Oklahoma plant resulted in a $2.2 million reduction of DMI’s net earnings. At the Oklahoma plant, labor and overhead spending has been higher than originally projected and production has not yet reached levels necessary to cover these costs. At BTD, revenues increased $5.5 million, mainly due to the acquisition of Miller Welding & Iron Works in May 2008, but also due to higher prices and increased sales to existing customers. The increased revenues were mostly offset by higher material, labor and benefit costs, resulting in a $0.1 million increase in net income from BTD. Also, BTD’s operating income in the second quarter of 2008 was reduced by $0.7 million for the sale of fair-valued inventory at Miller Welding required under business combination accounting rules. At T.O. Plastics, Inc., a revenue increase of $1.1 million was mostly offset by higher material costs resulting in no increase in net income at T.O. Plastics. At ShoreMaster, Inc., revenues decreased $4.1 million as a result of reductions in sales of residential and commercial equipment and the completion of a marina project in California in April 2008. The decreased sales combined with $1.4 million in charges related to the closing of a production facility in California resulted in a $1.9 million decrease in net income from ShoreMaster.
Health Services
The health services segment recorded revenues of $30.7 million and a net loss of $0.1 million in the quarter ended June 30, 2008 compared with revenues of $32.5 million and net income of $0.7 million in the quarter ended June 30, 2007. Revenues from scanning and other related services were down $1.9 million while revenues from equipment sales and servicing increased $0.2 million. The imaging side of the business continues to be affected by less than optimal utilization of certain imaging assets.
Food Ingredient Processing
The food ingredient processing segment recorded revenues of $15.9 million and net income of $0.7 million in the quarter ended June 30, 2008 compared with revenues of $18.4 million and net income of $1.5 million in the quarter ended June 30, 2007. The $2.5 million decrease in revenues is due to a 19.4% decrease in pounds of product sold, partially offset by a 7.3% increase in the price per pound of product sold. The decline in sales is due to a reduction in sales to European customers temporarily served in 2007 due to a European crop problem in 2006 and soft demand from major snack customers. Rising fuel oil and natural gas prices have resulted in lower gross profits on products sold.
Other Business Operations
Other business operations recorded revenues of $48.1 million and net income of $0.8 million in the quarter ended June 30, 2008 compared with revenues of $40.6 million and net income of $1.2 million in the quarter ended June 30, 2007. At the construction companies, revenues increased $6.2 million and net income decreased $0.1 million as a result of lower than expected margins on certain construction projects at Midwest Construction Services. In the trucking operations, revenues increased $1.3 million while operating expenses increased $1.5 million due to significant increases in fuel costs that were not able to be immediately passed on to customers and increased labor and equipment costs related to the expansion into heavy-haul services in the fourth quarter of 2007.
Corporate
Corporate expenses, net-of-tax, were $3.2 million in the quarter ended June 30, 2008 compared with $1.1 million in the quarter ended June 30, 2007. The increase is due to interest costs on certain debt held at corporate, increases in stock-based compensation, increases in outside professional services mainly related to the formation of a holding company and increases in claim loss provisions at our captive insurance company between the quarters. Corporate expenses in the second quarter of 2007 included a $0.6 million gain on disposal of assets.
2008 Expectations
Otter Tail Corporation is revising its 2008 earnings guidance to be in a range from $1.40 to $1.65 of diluted earnings per share from its previously announced range of $1.75 to $2.00. Contributing to the revised earnings guidance for 2008 are the following items:

•	The corporation expects increased levels of net income from the electric segment in 2008. The increase is attributable to the 2.9% rate increase granted in Minnesota and rate riders for wind energy and transmission investments in North Dakota and Minnesota. The increase also anticipates having lower-cost generation available for the year, as no major plant shutdowns are planned for Big Stone Plant or Coyote Station in 2008.
•	The corporation expects the plastics segment’s 2008 performance to be below normal levels as this segment continues to be impacted by the sluggish housing and construction markets. Announced capacity expansions are not expected to have a material impact on 2008 results.
•	The corporation expects a decrease in net income in the manufacturing segment in 2008. Increased capacity related to recent expansions and acquisitions as well as the start-up of DMI’s wind tower manufacturing plant in Oklahoma in 2008 are expected to result in increased levels of revenue. DMI is investing in new facilities and incurring costs related to starting up and expanding facilities as well as integrating new customers in order to prepare for the anticipated growth in the wind industry subsequent to 2008. This is expected to result in a decrease in net income in 2008 compared with 2007. Also, the impact of a softening economy on ShoreMaster is expected to cause a decrease in net income for this segment in 2008. Backlog in place on June 30, 2008 in the manufacturing segment to support revenues for the remainder of 2008 is approximately $206 million. This compares with $191 million in revenue earned in the third and fourth quarters of 2007. DMI Industries accounts for a substantial portion of the 2008 backlog.
•	The health services segment expects a decline in net income in 2008 due to lower utilization levels of certain imaging assets.
•	The corporation expects net income from its food ingredient processing business to be on par with 2007. This business has backlog in place as of June 30, 2008 of 51 million pounds for the remainder of 2008 compared with 52 million pounds in the third and fourth quarters of 2007.
•	The other business operations segment is expected to have higher net income in 2008 compared with 2007. Backlog for the construction businesses at the end of the second quarter of 2008 was approximately $79 million for the remainder of 2008 compared with $93 million in revenue in the third and fourth quarters of 2007.
•	Corporate general and administrative costs are expected to increase in 2008.
Risk Factors and Forward-Looking Statements that Could Affect Future Results
The information in this release includes certain forward-looking information, including 2008 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:

•	The corporation is subject to federal and state legislation, regulations and actions that may have a negative impact on its business and results of operations.
•	Actions by the regulators of the electric segment could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.
•	Future operating results of the electric segment will be impacted by the outcome of rate rider filings in Minnesota for transmission and wind energy investments.
•	Certain costs currently included in the Fuel Clause Adjustment (FCA) in retail rates may be excluded from recovery through the FCA but may be subject to recovery through rates established in a general rate case. Further, all, or portions of, gross margins on asset-based wholesale electric sales may become subject to refund through the FCA as a result of a general rate case.
•	Weather conditions or changes in weather patterns can adversely affect the corporation’s operations and revenues.
•	Electric wholesale margins could be further reduced as the Midwest Independent Transmission System Operator market becomes more efficient.
•	Electric wholesale trading margins could be reduced or eliminated by losses due to trading activities.
•	The corporation’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.
•	Wholesale sales of electricity from excess generation could be affected by reductions in coal shipments to the Big Stone and Hoot Lake plants due to supply constraints or rail transportation problems beyond the corporation’s control.
•	The corporation’s electric segment has capitalized $9.8 million in costs related to the planned construction of a second electric generating unit at its Big Stone Plant site as of June 30, 2008. Should approvals of permits not be received on a timely basis, the project could be at risk. If the project is abandoned for permitting or other reasons, these capitalized costs and others incurred in future periods may be subject to expense and may not be recoverable.
•	Federal and state environmental regulation could cause the corporation to incur substantial capital expenditures which could result in increased operating costs.
•	Existing or new laws or regulations addressing climate change or reductions of greenhouse gas emissions by federal or state authorities, such as mandated levels of renewable generation or mandatory reductions in carbon dioxide (CO2) emission levels or taxes on CO2 emissions, that result in increases in electric service costs could negatively impact the corporation’s net income, financial position and operating cash flows if such costs cannot be recovered through rates granted by ratemaking authorities in the states where the electric utility provides service or through increased market prices for electricity.
•	The corporation may not be able to respond effectively to deregulation initiatives in the electric industry, which could result in reduced revenues and earnings.
•	The corporation’s manufacturer of wind towers operates in a market that has been influenced by the existence of a Federal Production Tax Credit. This tax credit is scheduled to expire on December 31, 2008. Should this tax credit not be renewed, the revenues and earnings of this business could be reduced.
•	The corporation’s plans to grow and diversify through acquisitions and capital projects may not be successful and could result in poor financial performance.

•	The corporation’s ability to own and expand its nonelectric businesses could be limited by state law.
•	Competition is a factor in all of the corporation’s businesses.
•	Economic uncertainty could have a negative impact on the corporation’s future revenues and earnings.
•	Volatile financial markets and changes in the corporation’s debt rating could restrict the corporation’s ability to access capital and could increase borrowing costs and pension plan expenses.
•	The price and availability of raw materials could affect the revenue and earnings of the corporation’s manufacturing segment.
•	The corporation’s food ingredient processing segment operates in a highly competitive market and is dependent on adequate sources of raw materials for processing. Should the supply of these raw materials be affected by poor growing conditions, this could negatively impact the results of operations for this segment.
•	The corporation’s food ingredient processing and wind tower manufacturing businesses could be adversely affected by changes in foreign currency exchange rates.
•	The corporation’s plastics segment is highly dependent on a limited number of vendors for PVC resin, many of which are located in the Gulf Coast regions, and a limited supply of resin. The loss of a key vendor or an interruption or delay in the supply of PVC resin could result in reduced sales or increased costs for this business. Reductions in PVC resin prices could negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.
•	Changes in the rates or method of third-party reimbursements for diagnostic imaging services could result in reduced demand for those services or create downward pricing pressure, which would decrease revenues and earnings for the corporation’s health services segment.
•	The corporation’s health services business may be unable to renew and continue to maintain the dealership arrangements with Philips Medical, which are scheduled to expire on December 31, 2008.
•	Actions by regulators of the corporation’s health services segment could result in monetary penalties or restrictions in the corporation’s health services operations.
•	A significant failure or an inability to properly bid or perform on projects by the corporation’s construction businesses could lead to adverse financial results.
For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.
About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility, manufacturing, health services, food ingredient processing and infrastructure businesses which include plastics, construction and transportation. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.
See Otter Tail Corporation’s results of operations for the three and six months ended June 30, 2008 and 2007 in the attached financial statements.
Consolidated Statements of Income, Consolidated Balance Sheets — Assets, Consolidated Balance Sheets — Liabilities and Equity

Otter Tail Corporation
Consolidated Statements of Income
For the Three and Six Months Ended June 30, 2008 and 2007
In thousands, except share and per share amounts
(not audited)

	Quarter Ended June 30,		Year-to-Date June 30,
	2008	2007	2008	2007
Operating Revenues by Segment:
Electric	$68,666	$70,572	$166,256	$160,552
Plastics	40,645	39,525	62,995	77,344
Manufacturing	120,342	104,786	217,937	191,011
Health Services	30,740	32,452	60,005	65,415
Food Ingredient Processing	15,913	18,403	31,811	37,898
Other Business Operations	48,080	40,587	86,190	75,733
Corporate Revenue and Intersegment Eliminations	(786)	(481)	(1,357)	(988)

Total Operating Revenues	323,600	305,844	623,837	606,965

Operating Expenses:
Fuel and Purchased Power	24,964	25,098	63,854	67,534
Nonelectric Cost of Goods Sold (depreciation included below)	204,235	176,973	369,458	341,632
Electric Operating and Maintenance Expense	30,320	29,178	59,687	58,579
Nonelectric Operating and Maintenance Expense	36,242	31,377	70,989	62,135
Plant Closure Costs	1,412	—	1,412	—
Depreciation and Amortization	16,124	12,947	31,037	26,040

Total Operating Expenses	313,297	275,573	596,437	555,920

Operating Income (Loss) by Segment:
Electric	5,576	10,046	27,201	21,519
Plastics	1,408	6,001	2,589	10,868
Manufacturing	4,464	11,207	5,139	17,145
Health Services	65	1,471	(868)	3,283
Food Ingredient Processing	1,297	2,304	2,990	3,085
Other Business Operations	1,603	2,094	(1,056)	2,417
Corporate	(4,110)	(2,852)	(8,595)	(7,272)

Total Operating Income	10,303	30,271	27,400	51,045

Interest Charges	7,043	5,026	13,754	9,894
Other Income	626	340	1,588	613
Income Taxes	369	9,482	3,487	15,253

Net Income (Loss) by Segment
Electric	3,276	5,076	16,026	10,998
Plastics	652	3,398	1,272	6,226
Manufacturing	1,396	5,335	780	7,874
Health Services	(88)	708	(779)	1,656
Food Ingredient Processing	685	1,543	1,808	1,992
Other Business Operations	794	1,157	(971)	1,234
Corporate	(3,198)	(1,114)	(6,389)	(3,469)

Total Net Income	3,517	16,103	11,747	26,511
Preferred Stock Dividend	184	184	368	368

Balance for Common:	$3,333	$15,919	$11,379	$26,143

Average Number of Common Shares Outstanding:
Basic	29,993,484	29,685,745	29,905,782	29,594,499
Diluted	30,300,207	29,940,868	30,198,967	29,843,953

Earnings Per Common Share:
Basic	$0.11	$0.54	$0.38	$0.88
Diluted	$0.11	$0.53	$0.38	$0.88

Otter Tail Corporation
Consolidated Balance Sheets
Assets
In thousands
(not audited)

	June 30,	December 31,
	2008	2007
Current Assets
Cash and Cash Equivalents	$—	$39,824
Accounts Receivable:
Trade—Net	154,456	151,446
Other	17,527	14,934
Inventories	112,233	97,214
Deferred Income Taxes	7,216	7,200
Accrued Utility and Cost-of-Energy Revenues	13,402	32,501
Costs and Estimated Earnings in Excess of Billings	70,578	42,234
Other	30,531	15,299

Total Current Assets	405,943	400,652

Investments	9,200	10,057
Other Assets	25,139	24,500
Goodwill	107,228	99,242
Other Intangibles—Net	36,470	20,456

Deferred Debits
Unamortized Debt Expense and Reacquisition Premiums	6,537	6,986
Regulatory Assets and Other Deferred Debits	40,157	38,837

Total Deferred Debits	46,694	45,823

Plant
Electric Plant in Service	1,051,644	1,028,917
Nonelectric Operations	306,755	257,590

Total	1,358,399	1,286,507
Less Accumulated Depreciation and Amortization	528,725	506,744

Plant—Net of Accumulated Depreciation and Amortization	829,674	779,763
Construction Work in Progress	96,806	74,261

Net Plant	926,480	854,024

Total	$1,557,154	$1,454,754

Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity
In thousands
(not audited)

	June 30,	December 31,
	2008	2007
Current Liabilities
Short-Term Debt	$186,600	$95,000
Current Maturities of Long-Term Debt	3,376	3,004
Accounts Payable	148,317	141,390
Accrued Salaries and Wages	23,997	29,283
Accrued Taxes	9,194	11,409
Other Accrued Liabilities	20,566	13,873

Total Current Liabilities	392,050	293,959

Pensions Benefit Liability	40,637	39,429
Other Postretirement Benefits Liability	30,979	30,488
Other Noncurrent Liabilities	21,448	23,228

Deferred Credits
Deferred Income Taxes	109,099	105,813
Deferred Tax Credits	17,790	16,761
Regulatory Liabilities	63,439	62,705
Other	316	275

Total Deferred Credits	190,644	185,554

Capitalization
Long-Term Debt, Net of Current Maturities	341,630	342,694
Class B Stock Options of Subsidiary	1,255	1,255

Cumulative Preferred Shares	15,500	15,500

Cumulative Preference Shares	—	—

Common Shares, Par Value $5 Per Share	150,624	149,249
Premium on Common Shares	114,669	108,885
Retained Earnings	256,867	263,332
Accumulated Other Comprehensive Income	851	1,181

Total Common Equity	523,011	522,647

Total Capitalization	881,396	882,096

Total	$1,557,154	$1,454,754